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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

                              INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated May 5, 2000, with respect to the consolidated financial statements of Independence Community Bank Corp., included in the Form 10-K for the year ended March 31, 2000:

     Form S-8 No. 333-50987, pertaining to the Independence Community Bank 401(K) Savings Plan in RSI Retirement Trust

     Form S-8 No. 333-70455, pertaining to the 1998 Stock Option Plan

     Form S-8 No. 333-85981, pertaining to the Stock Options Assumed in Acquisition of Broad National Bancorporation

     Form S-8 No. 333-95767, pertaining to the Stock Options Assumed in Acquisition of Statewide Financial Corp.

                                          /s/ Ernst & Young LLP

New York, New York
June 23, 2000